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                                                                     EXHIBIT 5.2

                                         [LETTERHEAD OF LEAVITT, SULLY & RIVERS]


June 18, 1996




Coast Hotels and Casinos, Inc.
Coast Resorts, Inc.
Coast West, Inc.
4000 West Flamingo Road
Las Vegas, Nevada  89103

            Re:  COAST HOTELS AND CASINOS, INC. EXCHANGE
                 OF SERIES A NOTES FOR SERIES B NOTES
                 ---------------------------------------

Ladies and Gentlemen:

     This firm has served as counsel to Coast Resorts, Inc. ("Coast Resorts") and its wholly-owned subsidiaries, Coast Hotels and Casinos, Inc. (the "Company") and Coast West, Inc. ("Coast West") (each and both of Coast Resorts and Coast West being sometimes referred to in this letter singularly as "Guarantor" and collectively as "Guarantors") in connection with the Company's proposed offer to exchange (the "Exchange Offer") $175,000,000 aggregate principal amount of Series B 13% First Mortgage Notes due 2002 (the "Series B Notes") of the Company for a like amount of the Company's privately-placed Series A 13% First Mortgage Notes due 2002 (the "Series A Notes") which were the subject of this firm's opinion letter addressed to Bear, Stearns & Co., Inc.
and BA Securities, Inc. dated January 30, 1996. You have asked that we provide you with certain opinions as more fully set forth below.

     DEFINED TERMS. Except to the extent otherwise specifically defined in this letter, capitalized terms shall have the same meanings that are ascribed to such terms in that certain Indenture dated as of January 30, 1996 (the "Indenture") by and among the Company, the Guarantors and American Bank National Association ("Trustee") as Trustee for the benefit of the holders of the Series A Notes and the Series B Notes.

     EXAMINATION OF DOCUMENTS. For purposes of and to enable us to render the opinions set forth herein, we have re-examined copies of documents identified in our January 30, 1996 opinion letter. We have also examined and relied upon such certificates of public officials, organizational documents and records (including those certain Actions by Unanimous Written Consent of the respective boards of directors of the Company and the Guarantors
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June 18, 1996
Page 2

dated January 22, 1996) and such other certificates and instruments of governmental authorities as we have deemed necessary for the purposes of the opinions herein expressed, without investigation or analysis of any of the underlined data supporting the information contained therein.

     ASSUMPTIONS AND QUALIFICATIONS. For the purposes of this opinion, generally, we have assumed and our opinions are subject to the following:

     (A) The genuineness, authenticity and acknowledgment (if applicable) of all signatures.

     (B) The legal capacity of all natural persons.

     (C) Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, and each such document that is a copy conforms to an authentic original.

     (D) The filing or recordation of each document required to be filed or recorded.

     (E) Each document of each governmental authority is accurate, complete and authentic, and all official records and proper indexing and filing are accurate and complete.

     OPINIONS LIMITED TO NEVADA LAW. We are admitted to the State Bar of Nevada. Notwithstanding any choice of law, jurisdiction, or venue provisions contained in any documents which are the subject of the Exchange Offer (about which we express no opinion), the opinions expressed herein are limited to the application of the substantive laws of the State of Nevada (other than laws pertaining to gaming about which we express no opinion) as those laws presently exist and as they have been implied and interpreted by state and federal courts having jurisdiction in the State of Nevada.

     NO INDEPENDENT INVESTIGATION. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts and no inference with respect to our knowledge of the existence or absence of facts should be drawn from the opinions expressed.

     NO DUTY TO UPDATE. The opinions expressed are effective as of the date of this letter, based upon the law and interpretation of law in effect on such date. We have not assumed and will not undertake any obligation to revise or supplement this opinion letter, notwithstanding any change in law, by legislative or regulatory action, judicial decision or otherwise.
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June 18, 1996
Page 3



     NO EXTENSION. We express no opinions other than those expressly set forth herein; and no extensions of any opinion expressed may be made by implication or otherwise. Without limiting the generality of the preceding sentence, we offer no opinion regarding the priority of liens.

     EXCLUSIVE USE OF OPINION. The opinions expressed are intended for the exclusive use of the Company, the Guarantors and those persons participating in the Exchange Offer in connection with the Exchange Offer and may not be relied upon by any person other than the Company, the Guarantors, those persons participating in the Exchange Offer and their respective legal counsel. Our opinions may not be quoted, in whole or in part, or otherwise used without the express, written consent of this firm.

     OPINIONS.

     1. Each of the Company and the Guarantors (a) has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Nevada, and (b) has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture, the Series B Notes and the Note Guarantees, as the case may be.

     2. The issuance, execution, delivery and performance by the Company of the Notes (including the Series B Notes) were duly and validly authorized by all necessary corporate action.

     3. The Note Guarantees were duly and validly authorized, executed and delivered by each of the Guarantors.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (File No. 333-4356) filed by the Company and the Guarantors with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, the issuance of the Series B Notes and the Note Guarantees, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of said Registration Statement.


                                                 Respectfully submitted,

                                                 /s/ LEAVITT, SULLY & RIVERS

                                                 LEAVITT, SULLY & RIVERS